Exhibit 10.44
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of February 9, 2009 (the “Effective Date”), by and between Weatherford International, Inc., a Delaware corporation (the “Company”), and James M. Hudgins (the “Executive”).
WITNESSETH:
     WHEREAS, the Company has determined that it is in the interest of the Company and the shareholders of Weatherford International Ltd. for the Company to commit to provide certain severance benefits to the Executive in the event of his termination of employment under certain conditions;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree:
1. Certain Definitions.
     (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
     (b) “Annual Base Salary” shall have the meaning specified in the Employment Agreement.
     (c) “Annual Bonus” shall mean the Executive’s annual bonus under the annual incentive plan of the Company and any of its Affiliates.
     (d) “Annual Bonus Amount” shall mean the sum of (a) the amount of the Annual Bonus, if any, paid or provided in any form (whether in cash, securities or any combination thereof) by the Company or any of its Affiliates to or for the benefit of the Executive for services rendered or labor performed during a fiscal year of the Company and (b) the amount of the discretionary bonus or other bonus paid outside of the Company’s annual incentive plan, if any, paid or provided in any form (whether in cash, securities or any combination thereof) by the Company or any of its Affiliates to or for the benefit of the Employee (it being understood that if multiple bonuses are paid for any given year, or if a bonus is made in multiple installments for a year, all such bonuses or installments shall be aggregated as a single payment for that year in determining the Annual Bonus Amount). The Executive’s Annual Bonus Amount shall be determined by including any portion thereof that the Executive could have received in cash or securities in lieu of (i) any elective deferrals made by the Executive pursuant to all nonqualified deferred compensation plans or (ii) elective contributions made on the Executive’s behalf by the Company pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.
     (e) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
     (f) “Board” shall mean the Board of Directors of the Parent.
     (g) “Cause” shall mean:
          (i) the willful and continued failure of the Executive to substantially perform the Executive’s duties with the Parent or the Company (other than any such failure resulting from incapacity due to physical or mental illness or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4(d) of the Employment Agreement), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties, or
          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Parent or the Company.
     No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Parent or the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a more senior officer of the Company or based upon the advice of counsel for the Parent (which may be the General Counsel or other counsel employed by the Parent or its subsidiaries) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Parent or the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive, and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
     (h) “Change of Control” shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:
          (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of either (A) the then outstanding common shares of the Parent (the “Outstanding Parent Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;
          (ii) individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (iii) the consummation of a reorganization, merger, amalgamation, consolidation, scheme of arrangement, exchange offer or similar transaction of the Parent or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Parent’s Assets (any of which a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and entities (which, for purposes of this Agreement, shall include, without limitation, any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity) who were the beneficial owners, respectively, of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s Assets either directly or through one (1) or more subsidiaries or entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Parent Common Shares and the Outstanding Parent Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Parent or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least two-thirds (2/3) of the members of the board of directors (or other governing body) of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or
          (iv) Approval or adoption by the Board of Directors or the shareholders of the Parent of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Parent’s Assets or the dissolution of the Parent.
     (i) “Disability” shall mean the absence of the Executive from performance of the Executive’s duties with the Parent on a substantial basis for one hundred twenty (120) calendar days as a result of incapacity due to mental or physical illness.
     (j) “Employment Agreement” shall mean the Executive’s employment agreement with the Parent, as it may be amended from time to time.
     (k) “Employment Period” shall have the meaning specified in the Employment Agreement.
     (l) “Entity” shall mean means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     (m) “ERP” shall mean the Weatherford International Ltd. Nonqualified Executive Retirement Plan, as it may be amended from time to time.
     (n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (o) “Good Reason” shall mean the occurrence of any of the following:
          (i) the assignment to the Executive of any position, authority, duties or responsibilities that are not materially consistent with the Executive’s position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 3(a) of the Employment Agreement, or any other action by the Parent or the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose any not taken in bad faith and which is remedied by the Parent or the Company after receipt of notice thereof given by the Executive;
          (ii) any failure by the Parent or the Company to comply with any of the provisions of this Agreement or the Employment Agreement (including, without limitation, its obligations under Section 3(a) of the Employment Agreement), other than any failure not occurring in bad faith and which is remedied by the Parent or the Company after receipt of notice thereof given by the Executive;

          (iii) any failure by the Parent or the Company to continue to provide the Executive with benefits currently enjoyed by the Executive under any of the Parent’s and the Company’s compensation, bonus, retirement, pension, savings, life insurance, medical, health and accident, or disability plans, or the taking of any other action by the Parent or the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any fringe benefits or perquisites currently enjoyed by the Executive;
          (iv) the Parent’s or the Company’s requiring the Executive to be based at any office or location other than as provided in Section 3(a)(i) of the Employment Agreement or the Parent’s or the Company’s requiring the Executive to travel on business to a substantially greater extent than required immediately prior to the date hereof;
          (v) any purported termination by the Parent or the Company of the Executive’s employment (including, without limitation, any secondment of the Executive without the Executive’s prior express agreement in writing);
          (vi) any failure by the Parent to comply with and satisfy Section 10(b) of the Employment Agreement; or
          (vii) in connection with, as a result of or following a Change of Control, the giving of notice to the Executive that the Employment Period shall not be extended.
     In the event of a Change of Control or other Corporate Transaction in which the Parent’s common shares may cease to be publicly traded, following the Change of Control or the consummation of such other Corporate Transaction, “Good Reason” shall be deemed to exist upon the occurrence of any of the events listed in clauses (i) through (vii) above and also in the event Executive is assigned to any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are (A) not at or with the publicly-traded ultimate parent company of the successor to the Parent or the corporation or other entity surviving or resulting from such Corporate Transaction or (B) inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of the Employment Agreement.
     For purposes of this Agreement, any good faith determination of “Good Reason” made by the Executive shall be conclusive.
     (p) “IRS” shall mean the Internal Revenue Service.
     (q) “Parent” shall mean Weatherford International Ltd. or any successor to Weatherford International Ltd., including but not limited to any Entity into which Weatherford International Ltd. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction.
     (r) “Parent’s Assets” shall mean the assets (of any kind) owned by the Parent, including, without limitation, the securities of the Parent’s Subsidiaries and any of the assets owned by the Parent’s Subsidiaries.
     (s) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Parent or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering by the Parent of such securities, or (iv) a corporation or other entity owned, directly or indirectly, by the shareholders of the Parent in the same proportions as their ownership of common shares of the Parent.
     (t) “Section 409A” shall mean section 409A of the Internal Revenue Code of 1986, as amended and the final Department of Treasury regulations issued thereunder.
     (u) “Separation From Service” shall have the meaning ascribed to such term in Section 409A.
     (v) “Specified Employee” shall have the meaning ascribed to such term in Section 409A.
     (w) “SRP” shall mean the Weatherford International, Inc. Supplemental Retirement Plan, as it may be amended from time to time.
     (x) “Subsidiary” shall mean any majority-owned subsidiary of the Parent or any majority-owned subsidiary thereof, or any other Entity in which the Parent owns, directly or indirectly, a significant financial interest provided that the Chief Executive Officer of the Parent designates such Entity to be a Subsidiary for the purposes of this Agreement.
     (y) “Term of the Agreement” shall mean the period commencing on February 9, 2009 and ending on December 31, 2009.
2. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Parent determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with the Employment Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Parent shall terminate effective thirty (30) days after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within the thirty (30)-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. In addition, if a physician selected by the Executive determines that the Disability of the Executive has occurred, the Executive (or his representative) may provide the Company with written notice in accordance with the Employment Agreement of the Executive’s intention to terminate his employment. In such event, the Disability Effective Date shall be thirty (30) days after receipt of such notice by the Company.
     (b) Cause. The Parent may terminate the Executive’s employment during the Employment Period for Cause.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive at any time during the Employment Period for Good Reason.
     (d) Notice of Termination. Any termination during the Employment Period shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement or the Employment Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, in the case of a notice by the Company, shall be not more than

30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” shall mean:
          (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;
          (ii) if the Executive’s employment is terminated by the Company or the Parent other than for Cause, the Date of Termination shall be the date on which the Executive receives notice of such termination; and
          (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
3. Obligations of the Company Upon Termination.
     (a) Death, Disability, Good Reason or Other than For Cause. If, during the Employment Period and prior to the expiration of the Term of the Agreement, the Executive’s employment is terminated by reason of the Executive’s death or Disability, by the Parent or the Company for any reason other than for Cause or by the Executive for Good Reason:
          (i) The Company shall pay to the Executive (or Executive’s heirs, beneficiaries or representatives as applicable), at the times specified in clause (x), the following amounts:
               (A) an amount equal to the Executive’s Annual Base Salary through the Date of Termination for periods following his Separation From Service to the extent not theretofore paid;
               (B) an amount equal to the product of (x) the higher of (I) the highest Annual Bonus Amount for the preceding five (5) calendar years and (II) the Annual Bonus Amount that would be payable in respect of the current fiscal year (and annualized for any fiscal year consisting of less than twelve (12) months) (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five (365);
               (C) an amount equal to two times the sum of (i) the highest Annual Base Salary received by the Executive in the last five (5) years ended prior to the Termination Date and (ii) the Highest Annual Bonus;
               (D) an amount equal to two times the sum of (i) the total of the employer basic and matching contributions credited to the Executive under the Company’s 401(k) Savings Plan (the “401(k) Plan”) during the twelve (12)-month period immediately preceding the month of the Executive’s Date of Termination, and (ii) the amount that would have been credited and contributed to the Executive and his accounts under all other deferred compensation plans (excluding the ERP and the SRP) using the amounts specified in clauses (i) and (ii) of Section 3(a)(i)(C), such total amount to be grossed up so that the amount the Executive actually receives after payment of any federal or state taxes payable thereon equals the amount first described above; and

               (E) the total value of all fringe benefits received by the Executive on an annualized basis multiplied by two (2).
          (ii) For a period of two (2) years from the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and the Executive’s family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) of the Employment Agreement if the Executive’s employment had not been terminated; provided, however, that with respect to any of such plans, programs, practices or policies requiring an employee contribution, the Executive (or Executive’s heirs or beneficiaries as applicable) shall continue to pay the monthly employee contribution for same, and provided further, that if the Executive becomes re-employed by another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If any of the dental, accident, health insurance or other benefits specified in this Section 3(a)(ii) are taxable to the Executive and are not exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits. The Executive shall be eligible for reimbursement for covered welfare expenses, or for the provision of such benefits on an in-kind basis, during the period commencing on Executive’s Date of Termination and ending on the third anniversary of such date. The amount of such welfare benefit expenses eligible for reimbursement or the in-kind benefits provided under this Section 3(a)(ii), during the Executive’s taxable year will not affect the expenses eligible for reimbursement, or the benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code). The Executive’s right to reimbursement or direct provision of benefits under this Section 3(a)(ii) is not subject to liquidation or exchange for another benefit. To the extent that the benefits provided to the Executive pursuant to this Section 3(a)(ii) are taxable to the Executive and are not otherwise exempt from Section 409A, any reimbursement amounts to which the Executive would otherwise be entitled under this Section 3(a)(ii) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 3(a)(ii) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
          (iii) All benefits and amounts under the Company’s deferred compensation plan and all other benefit plans (except as specifically provided for in Section 4(b) below), not already vested shall become immediately one hundred percent (100%) vested as of the Date of Termination. All options to acquire common shares of the Parent, all restricted common shares of the Parent, and all share appreciation rights the value of which is determined by reference to or based upon the value of common shares of the Parent, held by the Executive under any plan of the Company or its affiliated companies shall become immediately vested, exercisable and nonforfeitable. The effect, if any, of a Change of Control on any other equity incentives and other awards the value of which is determined by reference to or based upon the value of common shares of the Parent shall be determined in accordance with the terms of the applicable award agreement.
          (iv) The Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services from a provider selected by the Executive in his sole discretion. The Company shall directly pay the provider the fees for such outplacement services. The period during which such outplacement services shall be provided to the Executive at the expense of the Company shall not extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive during which he incurs a Separation From Service.

          (v) At the time specified in clause (x) below, ownership of all country club memberships, luncheon clubs and other memberships which the Company was providing for the Executive’s or his family’s use prior to the time that the Notice of Termination is given shall be transferred and assigned to the Executive at no cost to the Executive (other than ordinary income taxes owed), the cost of transfer, if any, to be borne by the Company.
          (vi) At the time specified in clause (x) below, the Company shall pay the Executive a lump sum in cash equal to the Executive’s annual car allowance multiplied by two (2).
          (vii) To the extent not already paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (collectively, the “Other Benefits”).
          (viii) If the Executive’s employment is terminated by reason of the Executive’s death, the Other Benefits (as defined in this Section) shall also include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its affiliated companies to the estates and beneficiaries of the executive officers of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, in effect on the date hereof or, if more favorable, those in effect on the date of the Executive’s death.
          (ix) If the Executive’s employment is terminated by reason of the Executive’s Disability, the Other Benefits (as defined in this Section) shall also include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable benefits generally provided by the Company and its affiliated companies to the Executive’s disabled peer executive officers and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect generally on the date hereof or, if more favorable, those in effect at the time of the Disability.
          (x) The Company shall pay or provide to the Executive the amounts or benefits specified in Sections 3(a)(i)(A), 3(a)(i)(B), 3(a)(i)(C), 3(a)(i)(D) and 3(a)(i)(E), and Sections 3(a)(v) and 3(a)(vi) 30 days following the date of the Executive’s Separation From Service if he is not a Specified Employee on the date of his Separation From Service or on the date that is six months following the date of his Separation From Service if he is a Specified Employee.
          (xi) If the Executive is a Specified Employee, on the date that is six months following the Executive’s Separation From Service, the Company shall pay to the Executive, in addition to the amounts reflected in clause (x), an amount equal to the interest that would be earned on the amounts specified in Sections 3(a)(i)(A), 3(a)(i)(B), 3(a)(i)(C), 3(a)(i)(D) and 3(a)(i)(E) and, to the extent subject to a mandatory six-month delay in payment, all amounts payable under the ERP and the SRP, for the period commencing on the date of the Executive’s Separation From Service until the date of payment of such amounts, calculated using an interest rate of five percent per annum (the “Interest Amount”).
          (xii) Notwithstanding any other provision of this Agreement to the contrary, the amount of the payment under each of Sections 3(a)(i)(B), 3(a)(i)(C), 3(a)(i)(D) and 3(a)(i)(E) shall not exceed the amount that would have been paid to the Executive had his Date of Termination occurred on December 31, 2008.
     (b) Cause. If the Executive’s employment is terminated for Cause during the Employment Period and prior to the expiration of the Term of the Agreement, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination for periods following his Separation From Service on the date that is 30 days following the date of the Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee, and (y) Other Benefits, to the extent theretofore unpaid.
     (c) Termination by Executive Other Than for Good Reason. If the Executive voluntarily terminates his employment during the Employment Period and prior to the expiration of the Term of the Agreement for any reason other than for Good Reason, the Executive’s employment shall terminate without further obligations to the Executive, other than (x) the obligation to pay to the Executive his Annual Base Salary through the Date of Termination for periods following his Separation From Service, (y) Other Benefits and (z) the rights provided in Section 4. The Company shall pay to the Executive the amount specified in clause (x) on the date that is 30 days following the date of the Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee.
4. Other Rights.
     (a) Except as provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any plan, contract or agreement with the Company or any of its affiliated companies. Except as otherwise expressly provided herein, amounts which are vested benefits, which vest according to the terms of this Agreement or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies prior to, at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement. If any severance payments are required to be paid to the Executive in conjunction with severance of employment under federal, state or local law, the severance payments paid to the Executive under this Agreement will be deemed to be in satisfaction of any such statutorily required benefit obligations to the extent that doing so would not result in an acceleration of payment of nonqualified deferred compensation that is prohibited under Section 409A.
     (b) Solely with respect to the ERP and the SRP, if the Executive’s employment is terminated for any reason whatsoever, with or without Cause, and no Change of Control has occurred or is pending, any ERP or SRP benefits payable shall only be those that are payable, if any, under the terms of the ERP or SRP as of the Date of Termination.
5. Full Settlement.
     (a) No Rights of Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.
     (b) No Mitigation Required. The Company agrees that, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as specified in Section 3(a)(ii), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     (c) Legal Fees. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or the Executive of the validity or enforceability of, or liability under, any provision of this Agreement or the Employment Agreement or any guarantee of performance thereto (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement or the Employment Agreement). The legal fees or expenses that are subject to reimbursement pursuant to this Section 5(c) shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 5(c) during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 5(c) is not subject to liquidation or exchange for another benefit. Any amount to which the Executive is entitled to reimbursement under this Section 5(c) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 5(c) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.
6. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Parent, the Company or any of their affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plan, agreement or contract or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to any additional tax or excise tax imposed by sections 409A, 457A or 4999 of the Code (and any successor provisions or sections to sections 409A, 457A and 4999) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to promptly receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Gross Up Payment shall be made by the Company at least 10 days prior to the date that the Executive is required to remit to the relevant taxing authority any federal, state and local taxes imposed upon the Executive, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 6(a) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 6(a) be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.
     (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by

PricewaterhouseCoopers or, as provided below, such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm, absent manifest error, shall be binding upon the Company and the Executive, subject to the last sentence of Section 6(a), and in no event later than the payment deadline specified in Section 6(a). As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, subject to the last sentence of Section 6(a), and in no event later than the payment deadline specified in Section 6(a).
     (c) The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the IRS seeks higher payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim,
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
          (iii) cooperate with the Company in good faith in order to effectively contest such claim, and
          (iv) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred at any time during the period that ends ten years following the lifetime of the Executive in connection with such proceedings and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company shall not direct the Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to the Executive the amount necessary to pay such claim. All such costs and expenses shall be made by the Company at least 10 days prior to the date that the Executive is required to pay or incur such costs and expenses. The costs and expenses that are subject to be paid by the Company pursuant to this Section 6(c) shall not be limited as a result of when the costs or expenses are incurred. The amounts of costs or expenses that are eligible for payment pursuant to this Section 6(c)(iv) during a given taxable year of the Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of the Executive. The right to payment of costs and expenses pursuant to this Section 6(c)(iv) is not subject to liquidation or exchange for another benefit. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 6(c)(iv) during the first six months following the date of the Employee’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 6(c)(iv) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.
     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall not be required to be repaid.
     (e) Any provision in this Agreement or any other plan or agreement to the contrary notwithstanding, if the Company is required to pay a Gross-Up Payment pursuant to the provisions of this Agreement and pursuant to the provisions of another plan or agreement, then the Company shall pay the total of the amounts determined pursuant to this Agreement and the provisions of such other plan or agreement.
7. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provision of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
8. Disputed Payments And Failures To Pay. If the Company fails to make a payment under this Agreement in whole or in part as of the payment date specified in this Agreement, either intentionally or unintentionally, other than with the consent of the Employee, the Company shall owe the Employee interest on the delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Code if the Employee (i) accepts the portion (if any) of the payment that the Company is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount) and (ii) makes prompt and reasonable good faith efforts to collect the remaining portion of the payment. Any such interest payments shall become due and payable effective as of the applicable payment date(s) specified in Section 3 with respect to the delinquent payment(s) due under Section 3.
9. Funding. The Executive shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement. The Executive’s right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company. Immediately prior to a Change in Control, the Company shall create an irrevocable grantor trust (the “Rabbi Trust”) which shall be subject to the claims of creditors of the Company. In the event that the Executive is a Specified Employee at the time he incurs a Separation From Service or at the time the Company determines that it is reasonably likely that the Executive will incur a Separation From Service in connection with a Change in Control, then immediately upon the Executive’s Separation From Service or, if earlier, the date on which the Company makes a determination that the Executive is reasonably likely to incur a Separation From Services in connection with a Change in Control, the Company shall transfer to the Rabbi Trust cash sufficient (on an undiscounted basis) to pay the cash amounts specified in Sections 3(a)(i)(A), 3(a)(i)(B), 3(a)(i)(C), 3(a)(i)(D) and 3(a)(i)(E), the estimated amount of the Gross-Up Payment to be made under Section 6 and the Interest Amount. The cash amounts specified in Sections 3(a)(i)(A), 3(a)(i)(B), 3(a)(i)(C), 3(a)(i)(D) and 3(a)(i)(E), the Gross-Up Payment and the Interest Amount shall be paid from the Rabbi Trust on the dates specified in Sections 3 and 6 herein, provided that the Company shall remain liable to pay any all amounts which for any reason are not paid from the Rabbi Trust. The trustee of the Rabbi Trust shall be a bank or trust company selected by the Company and approved by the Executive (in his sole discretion) prior to the Change in Control.
10. Successors.
     (a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, Corporate Transaction or other transaction involving the Parent,

Company or any subsidiary or Affiliate of the Company), to all or substantially all of the Company’s or Parent’s business and/or the Parent’s Assets or the Company’s assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as provided above.
11. Miscellaneous.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	James M. Hudgins
515 Post Oak Boulevard
Houston, Texas 77027

If to the Company:	Weatherford International, Inc.
515 Post Oak Boulevard
Houston, Texas 77027
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right to the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (f) This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof, including, without limitation, the Prior Agreements.
     (g) Notwithstanding any other provision of this Agreement, no benefits or payments hereunder shall be provided or paid following December 31, 2010.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ JAMES M. HUDGINS
James M. Hudgins

WEATHERFORD INTERNATIONAL, INC.
By:	/s/ BERNARD J. DUROC-DANNER
Bernard J. Duroc-Danner President